EXHIBIT 2.1

SHARE PURCHASE AGREEMENT

by and among

INTERNET COMMERCE CORPORATION,

and

ALL STOCKHOLDERS OF ENABLE CORP.

and

ENABLE CORP.

DATED MAY 9, 2006

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is made as of this 9th day of May 2006, by and between Internet Commerce Corporation, a Delaware corporation (“Buyer”), each of those persons and entities whose names are set forth on the Schedule of Sellers attached hereto as Exhibit A (each a Seller and collectively, “Sellers”), and Enable Corp., a Delaware corporation (“Enable”).

WHEREAS, Sellers in the aggregate own 804,974 shares of Series A Preferred Stock of Enable, which constitute all of the outstanding capital stock of Enable (the “Shares”) and which Shares are owned by each of the Sellers as set forth opposite such Seller’s name on the Exhibit A hereto;

WHEREAS, Enable is engaged in providing web-based business-to-business transaction management services designed to facilitate electronic trading between buyers and suppliers (the “Business”);

WHEREAS, pursuant to the terms and conditions set forth hereinafter, Buyer wishes to purchase from Sellers, and Sellers wish to sell to Buyer, the Shares free and clear of all liens, claims, pledges, restrictions, rights of others, voting agreements, charges or other encumbrances of any kind or nature whatsoever (“Liens”); and

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements stated herein, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged conclusively, the parties hereto (collectively, the “Parties,” and individually, a “Party”), each intending to be legally bound, agree as follows:

ARTICLE I

CLOSING

1.1           Closing.  The closing of the purchase and sale contemplated hereby (the “Closing”) will take place via overnight mail, email and/or fax at the offices of Morris, Manning & Martin, LLP in Atlanta, Georgia, with an effective time for purposes hereunder of 5:00 p.m. (Atlanta Time) on the date hereof (the “Closing Date”).  At the Closing, the Parties will deliver or cause to be delivered the funds, documents and certificates described in Article VII.

ARTICLE II

PURCHASE AND SALE

2.1           Share Purchase.  On the Closing Date and subject to the terms and conditions of this Agreement, each Seller agrees to sell, assign and convey, and Buyer agrees to purchase, all of the Shares owned by such Seller in the number set forth opposite such Seller’s name on Exhibit A hereto for the consideration specified below in Section 2.2.

2.2           Purchase Price.  As full consideration for the purchase and sale of the Shares, Buyer shall pay a purchase price (the “Purchase Price”) consisting of the following:

(a)           Cash Consideration.  $3,900,000 to all of the Sellers except for Crossbow Venture Partners, LP (“Cash Sellers”), in proportion to their percentage ownership of Enable as set forth in Exhibit A by wire transfer of immediately available funds to accounts designated by Cash Sellers at Closing (“Cash Consideration”);

(b)           Reserved Consideration.  $303,000 (the “Reserved Consideration”) shall be paid to Cash Sellers to an account designated by Cash Sellers; and

(c)           Stock Consideration.  A number of shares of the Class A Common Stock of the Buyer, par value $.01 per share (“Buyer Shares”), which shall be delivered by Buyer to Crossbow Venture Partners, LP (“Equity Seller”) at Closing, having an aggregate value of $2,700,000, calculated by dividing such amount by the Average Closing Sales Price (the “Stock Consideration”).  Any fractional share shall be rounded up to the nearest whole share.  For purposes of this Agreement, “Average Closing Sales Price” is defined as the average closing price of Buyer’s Class A Common Stock on the NASDAQ Capital Market for the ten trading days ending on the last trading day immediately prior to the Closing Date.

2.3           Delivery of Stock Consideration; Legend.

(a)           At the Closing, the Buyer shall deliver to the Equity Seller one stock certificate representing the Stock Consideration, registered in the name of the Equity Seller.

(b)           Such certificate for the Buyer Shares shall bear a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR HYPOTHECATED OR OFFERED FOR SALE, TRANSFER OR HYPOTHECATION UNLESS A REGISTRATION STATEMENT UNDER THAT ACT AND OTHER APPLICABLE SECURITIES LAWS WITH RESPECT TO SUCH SECURITIES IS THEN IN EFFECT OR, IN THE OPINION OF COUNSEL TO THE ISSUER, SUCH REGISTRATION IS NOT REQUIRED.

2.4           Cash Balance Adjustment.

(a)           Enable shall have a Cash Balance (as defined below) as of the Closing Date (the “Closing Cash Balance”) of $1,000,000 (the “Cash Balance Target”). “Cash Balance” means the amount of cash that would be recorded on a consolidated balance sheet for Enable which is prepared in accordance with the United States GAAP (the “US GAAP”) applied on a basis consistent with the preparation of the financial statements of Enable as of December 31, 2005.

(b)           Within 30 days after the Closing Date, Buyer will prepare and deliver to Sellers a detailed calculation of the Closing Cash Balance (the “Initial Calculation”).  The Closing Cash Balance shall be determined in accordance with this Agreement and the US GAAP applied on a basis consistent with the preparation of the financial statements of Enable as of December 31, 2005.

(c)           If Sellers have any objections to the Initial Calculation, they shall deliver a detailed statement describing their objections to Buyer within 30 days after receiving the Initial Calculation. In the event that the Sellers do not provide a statement of objections within such 30-day period, the Sellers shall be deemed to have accepted in full the Initial Calculations as prepared by Buyer, which shall be final, binding and conclusive for all purposes hereunder. In the event any statement of objections is timely provided and contains the proper information as aforesaid, Buyer and Sellers shall use reasonable efforts to resolve any such objections themselves.  If the Parties do not obtain a final resolution within 30 days after Buyer has received the statement of objections, however, Buyer and Sellers shall select an accounting firm mutually acceptable to them to resolve any remaining objections.  If Buyer and Sellers are unable to agree on the choice of an accounting firm, they will select a nationally-recognized accounting firm by lot (after excluding their respective regular outside accounting firms). The determination of any accounting firm so selected shall be set forth in writing and shall be conclusive and binding upon the Parties.

(d)           In the event the Parties submit any unresolved objections to an accounting firm for resolution as provided in Section 2.4(c) above, Buyer and Sellers shall share responsibility for the fees and expenses of the accounting firm as follows:

(i)            if the accounting firm determines that the Closing Cash Balance was less than $1,000,000 Sellers shall be responsible for all of the fees and expenses of the accounting firm; and

(ii)           if the accounting firm determines that the Closing Cash Balance was $1,000,000 or greater Buyer shall be responsible for all of the fees and expenses of the accounting firm

(e)           If the Closing Cash Balance as finally determined in accordance with this Section 2.4 is less than the Cash Balance Target, Sellers shall pay Buyer an amount equal to such deficiency by wire transfer or delivery of other immediately available funds within two business days after the date on which the Closing Cash Balance is finally determined pursuant to Section 2.4(c) above. If the Closing Cash Balance as finally determined in accordance with this Section 2.4 exceeds the Cash Balance Target, Buyer shall pay Sellers an amount equal to such excess by wire transfer or delivery of other immediately available funds within two business days after the date on which the Closing Cash Balance is finally determined pursuant to Section 2.4(c) above.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS REGARDING ENABLE

Except as disclosed in a document dated as of the date of this Agreement and delivered by Sellers to Buyer prior to the execution and delivery of this Agreement and referring to the relevant representations and warranties in this Agreement (the “Disclosure Schedules”), as of the date of this Agreement, Sellers hereby severally and not jointly represent and warrant to Buyer the following:

3.1           Organization and Qualification.

(a)           Enable is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  Enable is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  For purposes of this Agreement, “Material Adverse Effect” means a material adverse effect on the financial condition, results of operations of Enable or the Business, taken as a whole, or on the ability of Sellers to consummate timely the transactions contemplated hereby.

(b)           Enable has no Subsidiaries and does not otherwise own or control, directly or indirectly, any equity interest in any corporation, association, partnership, joint venture arrangement or other business entity.  As used herein, “Subsidiary” shall mean any corporation or other entity more than 50% of the stock or other ownership interest of which (measured by virtue of voting rights) is directly or indirectly owned by Enable.

3.2           Capitalization; Title to the Share.  (a)         The authorized capital stock of Enable, immediately prior to the Closing, consists of (i) 10,000,000 shares of Common Stock, par value $0.001 per share, no shares of which are issued and outstanding, and (ii) 1,000,000 shares of Preferred Stock designated as Series A Preferred Stock, par value $0.001 per share, 804,974 shares of which are issued and outstanding.

(b)           The Shares constitute all of the outstanding capital stock of Enable.  Enable is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of capital stock of Enable (other than this Agreement).

3.3           Certificate of Incorporation and Bylaws.  The copies of Enable’s Certificate of Incorporation (as amended to date) and Bylaws attached hereto as Exhibit B are true, complete and correct copies of Enable’s current Certificate of Incorporation and Bylaws and are in full force and effect.  Enable is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

3.4           Authority Relative to This Agreement.  Enable has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Enable and the consummation by Enable of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Enable are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Enable and, assuming the due authorization, execution and delivery by Buyer, constitutes the legal, valid and binding obligation of Enable, enforceable against Enable in accordance with its terms, subject to applicable laws of bankruptcy, insolvency or similar laws relating to creditors’ rights generally and to general principles of equity (whether applied in a proceeding in law or equity).

3.5           No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by Enable does not, and the performance by Enable of its obligations hereunder will not, assuming that all consents, approvals, authorizations and permits described on Section 3.5(a) of the Disclosure Schedules have been obtained and all filings and notifications described on Section 3.5(a) of the Disclosure Schedules have been made, (i) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of Enable which conflict would, individually or in the aggregate, have a Material Adverse Effect, (ii) conflict with or violate any law applicable to Enable or by which any property or asset of Enable is bound or affected which conflict would, individually or in the aggregate, have a Material Adverse Effect or (iii) result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any material property or asset of Enable pursuant to any contract, agreement, covenant, sale or purchase order or other arrangement (collectively, “Contracts”), permit, franchise or other obligation to which Enable is a party or by which any property or asset of Enable is bound which would, individually or in the aggregate, have a Material Adverse Effect.

(b)        The execution and delivery of this Agreement by Enable does not, and the performance by Enable of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification by Enable to, any governmental entity which, if not obtained or made, would, individually or in the aggregate, have a Material Adverse Effect.

3.6           Permits; Compliance with Laws.  Enable is in possession of all material permits necessary for Enable to own, lease and operate its properties or to produce, store, distribute and market its products or otherwise to carry on the Business as it is now being conducted (the “Permits”), and, as of the date of this Agreement, none of the Permits has been suspended or cancelled nor is any such suspension or cancellation pending or, to the knowledge of Sellers, threatened, except for such Permits for which the failure to possess or the suspension or termination of which would not, individually or in the aggregate, have a Material Adverse Effect.  Enable is not in conflict with, or in default or violation of, (i) any law applicable to Enable or by which any property or asset of Enable is bound or affected, except for such conflict, default or violation of which would not have a Material Adverse Effect or (ii) any Permits, except for such conflict, default or violation of which would not have a Material Adverse Effect.  Enable has not received from any governmental entity any written notification with respect to possible conflicts, defaults or violations of laws.

3.7           Financial Statements.

(a)           Enable has delivered to Buyer in the Disclosure Schedules true, and in all material respects, complete and correct copies of the following financial statements:

(i)            audited statements of income and cash flows of Enable for the fiscal year ended December 31, 2005, and an audited balance sheet of Enable as of December 31, 2005, together with the related notes and schedules, if any (such audited balance sheet, statements of income and cash flows and the related notes and schedules are referred to herein as the “2005 Financial Statements”);

(ii)           audited statements of income and cash flows of Enable for the fiscal year ended December 31, 2004, and an audited balance sheet of Enable as at December 31, 2004, together with the related notes and schedules, if any (such audited balance sheet, statements of income and cash flows and the related notes and schedules are referred to herein as the “2004 Financial Statements”); and

(iii)          a schedule of all of the liabilities or obligations of any nature of Enable that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with the US GAAP as of the date of this Agreement (the “Liabilities Schedule”).

(b)        On or before the Closing Date, Enable will deliver to Buyer for inclusion in the Disclosure Schedules true, complete and correct copies of the unaudited statements of income and cash flows of Enable for the three months ended March 31, 2006, and an unaudited balance sheet of Enable as of March 31, 2006 (the “Balance Sheet Date”), together with the related notes and schedules, if any (such unaudited balance sheet, statements of income and cash flows and the related notes and schedules are referred to herein as the “March 2006 Financial Statements”, and, together with the 2005 Financial Statements, and the 2004 Financial Statements and the Liabilities Schedule, the “Financial Statements”);

(c)         All reserves established by Enable and set forth in the Financial Statements are in accordance with the US GAAP, consistently applied.  On the Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standard No. 5) that are not adequately provided for in the March 2006 Financial Statements.

(d)        The Financial Statements fairly present, in all material respects, the financial position of Enable and results of operations and cash flows as of and for the periods indicated.

3.8           Owned Real Property.  Enable does not own any real property or hold any options to purchase real property.

3.9           Absence of Certain Changes or Events.  Since the Balance Sheet Date, Enable has conducted the Business only in the ordinary course consistent with past practice.  Without limiting the generality of the foregoing, except as specifically contemplated by this Agreement or set forth in Section 3.9 of the Disclosure Schedules, since the Balance Sheet Date:

(a)           There has been no events that, individually or in the aggregate, would have a Material Adverse Effect;

(b)           Neither the business, properties nor assets of Enable have suffered a loss (whether or not covered by insurance), as a result of fire, explosion, earthquake, accident, labor trouble, condemnation or taking of property by any governmental entity, flood, windstorm, pestilence, embargo, riot, act of God or the public enemy, any other casualty or similar event or any other cause, which loss has, will have or could reasonably be expected to have a Material Adverse Effect;

(c)           Other than for cash, Enable has not declared or paid any dividend or other distribution (whether in ownership interests, property (other than cash) or any combination thereof) in respect of any ownership interests of Enable;

(d)           Enable has not purchased, redeemed or otherwise acquired (or committed itself to purchase, redeem or acquire), directly or indirectly, any ownership interests or other security of Enable;

(e)           Enable has not made any acquisition of all or any part of the assets, properties, capital stock or business of any other entity, other than in the ordinary course of business consistent with past practice;

(f)            Enable has not, except in the ordinary course of business consistent with past practice, sold or otherwise disposed of any of its material assets;

(g)           Enable has not sold, assigned, transferred, conveyed or licensed, or committed itself to sell, assign, transfer, convey or license, any Intellectual Property (as defined in Section 3.14), other than in the ordinary course of business consistent with past practice;

(h)           Enable has not waived or released any right or claim of material value to its business, including any write-off or other compromise of any material account receivable of Enable;

(i)            Enable has not paid, directly or indirectly, any of its material liabilities before the same became due in accordance with its terms other than in the ordinary course of business consistent with past practice;

(j)            Enable has not made any payment or commitment to pay any severance or termination pay to any employee of Enable;

(k)           Enable has not made any material wage or salary increase or bonus, or material increase in any other direct or indirect compensation for or to any employee, officer, director, consultant, agent or other representative, other than to non-officers or non-director employees, consultants, agents or other representatives in the ordinary course of business consistent with past practice;

(l)            Enable has not made any loan, advance or other payment to any of its or Sellers’ equity owners, officers, directors, employees, consultants, agents or other representatives (other than travel advances made in the ordinary course of business), or made any other loan, advance or other payment other than in the ordinary course of business consistent with past practice;

(m)          Enable has not pledged or otherwise, voluntarily or involuntarily, encumbered any of its assets or properties, except for Liens for current taxes which are not yet delinquent or which are being contested in good faith and purchase-money Liens arising out of the purchase or sale of products made in the ordinary course of business and in any event not in excess of $20,000 for any single item or $50,000 in the aggregate;

(n)           Enable has not materially changed any of its accounting methods, principles, procedures or practices;

(o)           Enable has not materially changed any of its business policies or practices, including advertising, marketing, pricing, purchasing, personnel, sales or budget policies; and

(p)           Enable has not entered into any agreement to do any of the foregoing.

3.10         Employee Benefit Plans; Labor Matters.

(a)                            (i)            No asset of Enable is subject to any Lien relating to any “employee benefit plan” (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that would adversely affect in any manner whatsoever Enable’s right, title and interest in, or Enable’s right to use or enjoy (free and clear of any Lien) any asset of Enable or any aspect of the Business.  “ERISA Affiliate” means each trade or business (whether or not incorporated) which together with Enable is, or at any time for which any relevant statute of limitations remains open was, treated as a single employer pursuant to sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (collectively, the “Code”).

(ii)           Neither Enable nor any ERISA Affiliate has maintained, contributed to, or incurred any liability or obligation with respect to, any employee pension benefit plan subject to Title IV of ERISA or section 412 of the Code, including any “multi-employer plan” (as defined in ERISA), nor to any “multiple employer welfare arrangement” (as defined in ERISA) that could reasonably be expected by reason of the transactions contemplated by this Agreement to become a liability of Buyer or Enable or to attach to any asset of Enable.

(iii)          Enable maintains for its employees the 401(k) plan described on Section 3.10(a)(iii) of the Disclosure Schedules.

(iv)          Enable does not maintain any employee welfare benefit plan that provides medical or life insurance following an employee’s termination of employment, other than as required by section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or other applicable law.  Enable does not have any ERISA Affiliates.

(b)        Enable is not a party to any collective bargaining or other labor union contract applicable to persons employed by Enable, and no collective bargaining agreement is being negotiated by Enable.  As of the date of this Agreement, there is no labor dispute, strike or work stoppage against Enable pending or, to the knowledge of Sellers, threatened that may interfere with the business activities of Enable.  As of the date of this Agreement, to the knowledge of Sellers, neither Enable nor any of its representatives or employees has committed any unfair labor practice in connection with the operation of the Business, and there is no charge or complaint against Enable by the National Labor Relations Board or any comparable governmental entity pending or threatened in writing.

(c)         Enable is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices.  There are no controversies pending or, to the knowledge of Sellers, threatened, between Enable and any of its employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic, and there are no existing factors or circumstances that could reasonably be expected to result in such an action, suit, proceeding, claim, arbitration or investigation.  To the knowledge of Sellers no employees of Enable are in violation of any term of any employment Contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Enable because of the nature of the business conducted or presently proposed to be conducted by Enable or to the use of trade secrets or proprietary information of others.  Enable has not received since September 30, 2005, any written or, to Sellers’ knowledge, oral notice that any such employee intends to terminate his or her employment with Enable.

(d)        Enable has delivered to Buyer in the Section 3.10(d) of the Disclosure Schedules a true, complete and correct list of all proposed or anticipated bonuses to be paid to any employee, representative or agent of Enable through or relating to activities performed prior to the Closing Date.

3.11         Contracts.  Set forth on Section 3.11 of the Disclosure Schedules is a list of the following Contracts to which Enable is a party or by which or to which any of the assets of Enable is bound or subject, in effect on the date hereof (collectively, the “Material Contracts”), true and complete copies of which have been provided or made available to Buyer:

(a)           distributor, sales, marketing, vendor, advertising, financial advisory, broker-dealer, agency or manufacturer’s representative Contracts involving more than $50,000;

(b)           continuing Contracts for the purchase or provision of materials, supplies, equipment or services involving in the case of any such Contract more than $50,000 over the life of the Contract;

(c)           Contracts that expire, or may be renewed at the option of any Person (as defined herein) other than Enable so as to expire, more than one year after the date of this Agreement and involving more than $50,000 in the aggregate;

(d)           trust indentures, mortgages, promissory notes, loan agreements or other Contracts for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with the US GAAP;

(e)           Contracts for capital expenditures in excess of $50,000 in the aggregate;

(f)            Contracts currently in effect that were entered into in the ordinary course of business and that involve the payment or receipt of consideration in excess of $60,000;

(g)           Contracts for the sale, lease or sublease of real property;

(h)           Contracts for the sale of any material assets or properties of Enable or for the grant to any Person any preferential rights to purchase any material assets or properties of Enable, other than in the ordinary course of business;

(i)            Contracts establishing joint ventures or partnerships;

(j)            Contracts containing any material obligations or liabilities of any kind to holders of ownership interests of Enable except for contracts for the sale or purchase of such ownership interests which have been fully performed;

(k)           Contracts relating to the acquisition by Enable of any operating business or any capital stock of any other Person;

(l)            Contracts requiring the payment to any Person of any material override or similar commission or fee;

(m)          Contracts with any current or former officer or director, including any employment or deferred compensation Contract and any compensation, bonus, incentive plan, severance or change-in-control Contract;

(n)           Agreements of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person that involve the potential payment by Enable of amounts in excess of $50,000 in the aggregate; or

(o)           Contracts that were not made in the ordinary course of business and that are material to Enable taken as a whole.

Enable is not in violation of or in default under (nor has there occurred any event that with the giving of notice or the expiration of any cure period would result in such a violation of or default under) any Material Contract, except for such violations or defaults which would not, individually or in the aggregate, have a Material Adverse Effect.  Each Material Contract is in full force and effect and is a legal, valid and binding obligation of Enable and, to the knowledge of Sellers, each of the other parties thereto, enforceable in accordance with its terms, in each case, subject to applicable laws of bankruptcy, insolvency or similar laws relating to creditors’ rights generally and to general principles of equity (whether applied in a proceeding in law or equity).  As used herein, “Person” shall mean any person, limited liability company, partnership, trust, corporation or other entity.

3.12         Litigation.  There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Sellers, threatened against Enable before any court or government agency and, to the knowledge of Sellers after reasonable inquiry, Enable has not received any written or oral claim that could reasonably be expected to result in such a suit, claim, action, proceeding or investigation before any court or government agency.  Enable has not received any written or, to the knowledge of Sellers, oral notice that could reasonably be expected to result in the denial of insurance coverage under policies issued to Enable in respect of such suits, claims, actions, proceedings and investigations.  Enable is not subject to any outstanding order, writ, injunction or decree that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  To the knowledge of Sellers, no injunction, judgment, or other order has been issued by any court or governmental authority in any legal action or proceeding instituted by a third party against Enable or any of its assets arising by reason of the acquisition of the Shares pursuant to this Agreement, which restrains, prohibits or invalidates or seeks to restrain, prohibit or invalidate, the consummation of the transactions contemplated by this Agreement, or seeks damages related thereto.

3.13      Environmental Matters.  Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of Sellers (i) Enable is in compliance with all federal, state, local and foreign statutes, codes, laws, ordinances, regulations, rules, guidance, notices, permits, judgments, orders and decrees applicable to it or any of its properties, assets, operations and businesses relating to pollution or the protection of human health or the environment (“Environmental Laws”); (ii) all past noncompliance of Enable with Environmental Laws has been resolved without any pending, ongoing or future obligation, cost or liability; and (iii) Enable has not released a Hazardous Waste, Hazardous Material or Hazardous Substance (as defined in any Environmental Law) at, or transported a Hazardous Material to or from, any real property leased or occupied by Enable, in violation of any Environmental Law.

3.14      Intellectual Property.

(a)         As used in this Agreement, “Intellectual Property” shall mean Licensed Intellectual Property (defined below), all patents, trademarks, trade names, service marks, trade dress, Internet domain name registrations, copyrights, copyrightable material (whether or not registered) and any renewal rights therefor, trade secrets, know-how, computer software programs, Software Programs (defined below) or applications in both source and object code form, technical documentation of such software programs, registrations and applications for any of the foregoing that are used in the Business and/or in any product, technology or process (i) currently manufactured, used, referenced, licensed, published, marketed, sold or owned by Enable, or (ii) previously or currently under development for possible future manufacturing, publication, marketing, licensing or other use by Enable.

(b)        Section 3.14(b) of the Disclosure Schedules contains a true and complete list of all of the following items of Intellectual Property owned by Enable:  patents, patent applications, trademark registrations, trademark applications, other material trademarks, trade names, service mark registrations, service mark applications, other material service marks, Internet domain name registrations and copyright registrations and applications.

(c)         The Intellectual Property consists solely of items and rights that are: (i) owned by Enable; (ii) in the public domain; or (iii) used by Enable pursuant to a valid third party license (the “Licensed Intellectual Property”).  Section 3.14(c) of the Disclosure Schedules contains a true and complete list of all the material Licensed Intellectual Property used by Enable.  The Parties, date, term and subject matter of each such third party license agreement (each, a “License Agreement”) is also set forth on Section 3.14(c) of the Disclosure Schedules; provided, however, that any inbound “shrink-wrap,” “click-through” and similar publicly commercial binary code end-user licenses and outbound “shrink-wrap,” and “click-through” licenses and any in-bound License Agreements to any other commercially available Licensed Intellectual Property that can be acquired or licensed for less than $5,000, individually including without limitation, commercially available software programs, need not be set forth on Section 3.14(c) of the Disclosure Schedules.  To Sellers’ knowledge, Enable has all rights in the Intellectual Property necessary to carry out Enable’s current activities (and had all rights necessary to carry out its former activities at the time such activities were being conducted), including without limitation, to the extent required to carry out such Business activities, rights to make, use, reproduce, modify, adopt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent and lease and, other than with respect to the Intellectual Property in the public domain and Licensed Intellectual Property, assign and sell, the Intellectual Property.  Enable is not in breach of any License Agreement.

(d)        Enable owns or possesses adequate licenses or other valid rights to use all Intellectual Property within its business, and the operation of the Business as currently conducted does not infringe on any copyright, trade secret, trademark, service mark, trade name, trade dress, logo, mask work or patent or any other personal or intellectual property right of any Person.  No written or, to the knowledge of Sellers, oral claims (i) challenging the validity, effectiveness or, other than with respect to the Licensed Intellectual Property, ownership by Enable of any of the Intellectual Property owned by Enable, (ii) challenging the validity of Enable’s use of the Licensed Intellectual Property in its business or claiming a breach of any License Agreement; or (iii) to the effect that Enable’s operation of the Business infringes or will infringe on any intellectual property or other personal right of any Person have been asserted or, to the knowledge of Sellers, are threatened by any Person, nor are there, to the knowledge of Sellers, any valid grounds for any bona fide claim of any such kind.  All registered, granted or issued patents, trademarks, Internet domain name registrations and copyrights owned by Enable are enforceable and subsisting.  To the knowledge of Sellers, there is no unauthorized use, infringement or misappropriation of any of the Intellectual Property by any third-party, agent, director, officer, employee or former employee, director, officer or agent.

(e)         All personnel, including employees, officers, directors, agents, consultants and contractors, who have contributed to or participated in the conception, use or development of the Intellectual Property have executed agreements that require such personnel to assign any and all interest in the Intellectual Property to Enable and to keep confidential all trade secrets, proprietary data, customer information or other business information of Enable.  No such personnel is a party to any Contract with any Person other than Enable that requires such personnel to assign interest in any Intellectual Property to any Person other than Enable.

(f)         Enable is not, nor as a result of the execution or delivery of this Agreement, or performance of Enable’s obligations hereunder, will it be, in violation of any license, sublicense, agreement or instrument to which Enable is a party or otherwise bound, nor will execution or delivery of this Agreement, or performance of Enable’s obligations hereunder, cause the diminution, termination or forfeiture of any Intellectual Property, except as will not have, individually or in the aggregate, a Material Adverse Effect.

(g)        Section 3.14(g) of the Disclosure Schedules contains a true and complete list of all of the material software programs owned by or under the development of Enable (the “Software Programs”).  Software Programs do not include Licensed Intellectual Property. Enable owns full and unencumbered right and good and marketable title to the Software Programs free and clear of all mortgages, pledges, security interests, conditional sales agreements, charges or other Liens of any kind, except for Enable’s licensing of the Software Programs in the ordinary course of business.

(h)        Except for escrow agreements executed in the ordinary course of business with Persons listed on Section 3.14(h) of the Disclosure Schedules, and Persons listed on Section 3.14(h) of the Disclosure Schedules who are bound by an appropriate confidentiality Contract, the source code and system documentation relating to the Software Programs (i) have been disclosed by Enable only to personnel who have a “need to know” the contents thereof in connection with the performance of their duties to Enable, and (ii) have not been disclosed to any third party.

3.15      Taxes.

(a)         To the extent that failure to do so would have a material adverse effect on Buyer, Enable, the Business or Buyer’s ownership of the Shares or operation of Enable or the Business Enable has timely filed all material Tax Returns that it was required to file.  All such Tax Returns have been true and complete in all material respects.  All Taxes owed by Enable (whether or not shown or required to be shown on any Tax Return) have been paid to the extent that failure to do so would have a material adverse effect on Buyer, Enable, the Business or Buyer’s ownership of the Shares or operation of Enable or the Business.  No claim has ever been made in writing by an authority in a jurisdiction where Enable does not file Tax Returns that Enable is or may be subject to taxation in such jurisdiction.  To the extent that failure to do so would materially adversely affect Buyer, Enable, the Business or Buyer’s ownership of the Shares or operation of Enable or the Business, Enable has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, or stockholder or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed in all material respects.  There is no material dispute or claim concerning any Tax liability of Enable (A) raised by any authority in writing or (B) of which Sellers have knowledge.  Enable has not waived any statute of limitations in respect of Taxes nor agreed to any extension of time with respect to a Tax assessment or deficiency.  Enable is not a party to any Tax allocation or sharing agreement pursuant to which Buyer could have any liability following Closing.

(b)           For purposes of this Section:

(i)            “Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, windfall profits, custom duties, ownership interests, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary, or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

(ii)           “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

3.16         Insurance.  Enable is presently insured, and during each of the past three calendar years has been insured, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured.  Enable maintains, in full force and effect, the insurance policies set forth on Section 3.16 of the Disclosure Schedules.

3.17         Properties.  Enable has good and marketable title, free and clear of all material Liens, to all its material properties and assets, whether tangible or intangible, real, personal or mixed, reflected in the March 2006 Balance Sheet as being owned by Enable as of the date thereof, other than (i) any properties or assets that have been sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date, (ii) Liens disclosed in the notes to such financial statements, (iii) any Liens arising in the ordinary course of business consistent with past practice after the Balance Sheet Date, (iv) Liens for current taxes not yet due and payable, (v) Liens imposed by law and incurred in the ordinary course of business for obligations not past due, (vi) Liens in respect of pledges or deposits under workers’ compensation laws or similar legislation and (vii) Liens which do not in any case materially detract from the value of the property subject thereto or have a Material Adverse Effect, and which have not arisen otherwise than in the ordinary course of business.  All buildings, and all fixtures, equipment and other property and assets that are material to the Business on a consolidated basis, held under leases or sub-leases by Enable are held under valid instruments enforceable in accordance with their respective terms, subject to applicable laws of bankruptcy, insolvency or similar laws relating to creditors’ rights generally and to general principles of equity (whether applied in a proceeding in law or equity).  Substantially all of Enable’s equipment in regular use has been reasonably maintained and is in serviceable condition, reasonable wear and tear excepted.  The assets of Enable constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated by Enable.

3.18         Brokers.  Except as otherwise disclosed in Section 3.18 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Enable.

3.19         Certain Business Practices.  Neither Enable nor, to the knowledge of Sellers, any director, officer, agent or employee of Enable (in his or her capacity as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

3.20         Business Activity Restriction.  There is no non-competition or other similar agreement, commitment, judgment, injunction, order or decree to which Enable is a party or subject to that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of the Business by Enable as currently conducted.  Enable has not entered into any agreement under which Enable is restricted from selling, licensing or otherwise distributing any of its technology or products to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market or line of business.

3.21         Export Control Laws.  Enable has conducted its export transactions in accordance with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations, except for such violations which would not have, individually or in the aggregate, a Material Adverse Effect.

3.22         Interested Party Transactions.  No executive officer, director, Affiliate or equity owner of Enable has engaged in any business dealings with Enable during the last three years other than business dealings engaged on behalf of Enable in which such Person had no pecuniary interest other than compensation from Enable or such Person’s equity ownership interest in Enable.  “Affiliate” of a Person shall mean:  (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employee, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

3.23         Accounts Receivable.  All accounts receivable of Enable that are reflected on the March 2006 Balance Sheet represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business.  Unless paid prior to the Closing Date, such accounts receivable are, as of the Balance Sheet Date, reasonably anticipated to be collectible net of the allowances or reserves shown on the March 2006 Financial Statements or on the accounting records of Enable as of the Balance Sheet Date.  Section 3.23 of the Disclosure Schedules sets forth an aged list of accounts receivable of Enable as of the Balance Sheet Date.

3.24         Customers and Suppliers.  Enable has received no written or oral notice from any material customer or supplier of Enable that such customer does not intend to pay for services rendered or products purchased, such customer is dissatisfied with any service or product of Enable in any material respect, such supplier does not intend to continue to supply goods or services to Enable or there exists any breach or event of default under any Contract with such customer or supplier, no material customer or supplier has cancelled or otherwise terminated, or to Sellers’ knowledge, threatened to cancel or otherwise terminate, its relationship with Enable since September 30, 2005.  Enable has no agreements or arrangements establishing, creating or relating to any rebate, promotion or other allowance that involves any obligation or liability to any customer that is material.

3.25         Employee Complaints.  Since September 30, 2005, to Sellers’ knowledge, Enable has not discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any employee (i) who had previously submitted to his or her supervisor or anyone else in a position of authority with Enable any written, or to the knowledge of Sellers, oral complaint, concern or allegation regarding any alleged unlawful or unethical conduct by Enable or its employees relating to accounting, internal accounting controls or auditing matters, or (ii) who has provided information to, or otherwise assisted any investigation by, any law enforcement, regulatory or other governmental authority or a member of the United States Congress.  Since September 30, 2005, no employee of Enable (i) has submitted to his or her supervisor or to someone else in a position of authority any written, or to the knowledge of Sellers, oral complaint, concern or allegation regarding any alleged unlawful or unethical conduct by Enable or its employees relating to accounting, internal accounting controls or auditing matters or (ii) has provided information to, or otherwise assisted any investigation by, any law enforcement, regulatory or other governmental authority or a member of the United States Congress.

3.26         Business Information.  The Pipeline Report attached hereto as Section 3.26 of the Disclosure Schedules represents known active interactions with prospective customers regarding the potential sale of Enable’s software and services.  This report in no way represents or guarantees that such prospective customers will choose to purchase software or services from Enable or its successors.

3.27         Disclosure.  No representation or warranty of Enable and Sellers contained in this Agreement and no statement in the Disclosure Schedules, certificate, instrument or other writing furnished or to be furnished by the Sellers or Enable to Buyer pursuant to this Agreement contains any untrue or inaccurate statement in any material respect or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed in a document dated as of the date of this Agreement and delivered by Buyer to Sellers prior to the execution and delivery of this Agreement and referring to the relevant representations and warranties in this Agreement (the “Buyer Disclosure Schedules”), as of the date of this Agreement, Buyer represents and warrants to Sellers the following:

4.1           Organization; Good Standing.  Buyer has been duly organized and is validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

4.2           Authority Relative to This Agreement.  Buyer has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate such transactions contemplated hereby.  This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by Sellers and Enable, constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to applicable laws of bankruptcy, insolvency or similar laws relating to creditors’ rights generally and to general principles of equity (whether applied in a proceeding in law or equity).

4.3           No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by Buyer does not, and the performance by Buyer and of its obligations hereunder will not, (i) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of Buyer, (ii) assuming that all consents, approvals, authorizations and permits described on Section 4.3 of the Buyer Disclosure Schedules have been obtained and all filings and notifications described on Section 4.3 of the Buyer Disclosure Schedules have been made, conflict with or violate any law applicable to Buyer or (iii) result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Buyer pursuant to, any Contract, permit, franchise or other obligation, which conflict, violation, breach or default would have a material adverse effect on the financial condition, results of operations of Buyer, or business prospects of Buyer, taken as a whole, or on the ability of Buyer to consummate timely the transactions contemplated hereby.

(b)           The execution and delivery of this Agreement by Buyer does not, and the performance by Buyer of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing by Buyer with or notification by Buyer to, any governmental entity, except as disclosed on Section 4.3 of the Buyer Disclosure Schedules.

4.4           Brokers.  Except as otherwise disclosed in Section 4.4 of the Buyer Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or transactions contemplated hereby based upon arrangements made by or on behalf of Buyer.

4.5           Investment Representations by Buyer.

(a)           Buyer warrants and represents that it is an accredited investor as that term is defined in Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”), and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Shares. The Buyer is able to hold such shares indefinitely without impairing the Buyer’s financial condition. The Buyer understands that the Shares are being offered and issued to it in reliance on specific exemptions from the registration requirements of the Securities Act and state securities laws and that the Sellers are relying in part upon the truth and accuracy of, and the Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of the Buyer to acquire the Shares.

(b)           The Shares are being acquired by the Buyer for its own account, for investment only and not being acquired with a view to or for the resale, in connection with, any distribution thereof.  The Buyer agrees not to sell, hypothecate or otherwise dispose of the Shares unless they have been registered under the Securities Act or in the opinion of counsel to Enable, an exemption therefrom is available.

(c)           Sellers and Enable have made available to Buyer the opportunity to ask questions of and receive answers from Sellers and the officers of Enable concerning the business of Enable and the terms and conditions under which the Shares will be issued to it and to obtain any additional information which Enable possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of information furnished in connection with this Agreement or in response to any request for information. The foregoing, however, does not limit or modify the representations and warranties in respect of Enable in Section 3 of this Agreement and of the Sellers in Section 5 of this Agreement or the right of the Buyer to rely thereon.

(d)           The Buyer agrees that, so long as required by law, certificates evidencing its Shares shall bear a legend as set forth in Section 2.3(b) until such time as the resale of the Shares has been registered under the Securities Act.

4.6           Class A Common Stock.

Buyer’s Class A Common Stock is registered as a class under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is currently admitted for quotation on the NASDAQ Capital Market of The Nasdaq Stock Market, Inc.  Buyer has filed all reports required to be filed pursuant to Section 13(a) of the Exchange Act and is eligible to file a Registration Statement on Form S-3 in connection with a secondary resale offering by securityholders.  Upon delivery thereof at the Closing, the Buyer Shares comprising the Stock Consideration will be duly authorized, validly issued, fully paid and non-assessable.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as disclosed in a document dated as of the date of this Agreement and delivered by Sellers to Buyer prior to the execution and delivery of this Agreement and referring to the relevant representations and warranties in this Agreement (the “Seller Disclosure Schedules”), as of the date of this Agreement, Sellers hereby severally and not jointly represent and warrant to Buyer the following:

5.1           Organization; Good Standing.  Seller, if an entity, has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

5.2           Authority Relative to This Agreement.

Seller has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary action, and no other proceedings on the part of Seller are necessary to authorize this Agreement or to consummate such transactions contemplated hereby.  This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by the other Sellers, Buyer and Enable, constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to applicable laws of bankruptcy, insolvency or similar laws relating to creditors’ rights generally and to general principles of equity (whether applied in a proceeding in law or equity).

5.3           No Conflict; Required Filings and Consents.  (a) The execution and delivery of this Agreement by Seller does not, and the performance by Seller and of its obligations hereunder will not, (i) conflict with or violate any provision of the charter documents of Seller, if any, (ii) assuming that all consents, approvals, authorizations and permits described on Section 5.3 of the Seller Disclosure Schedules have been obtained and all filings and notifications described on Section 5.3 of the Seller Disclosure Schedules have been made, conflict with or violate any law applicable to Seller or (iii) result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Seller pursuant to, any Contract, permit, franchise or other obligation, which conflict, violation, breach or default would have a material adverse effect on the financial condition, results of operations of Seller, or business prospects of Seller, taken as a whole, or on the ability of Sellers to consummate timely the transactions contemplated hereby.

(b)           The execution and delivery of this Agreement by Seller does not, and the performance by Seller of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing by Seller with or notification by Seller to, any governmental entity, except as disclosed on Section 5.3 of the Seller Disclosure Schedules.

5.4           Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or transactions contemplated hereby based upon arrangements made by or on behalf of Seller.

5.5           Seller Shares.  The Seller holds of record and owns beneficially all of the Shares set forth opposite such Seller’s name on Exhibit A hereto, and as of the Closing Date such Shares shall be free and clear of any Liens or other restrictions on transfer (other than any restrictions under the Securities Act and state securities laws).  Sellers is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of capital stock of Enable (other than this Agreement).  Except as set forth in Section 5.5 of the Seller Disclosure Schedules, the Sellers is not a party to any voting trust, proxy or other agreement or understanding with respect to the Shares.

5.6           Investment Representations by Equity Seller.

(a)           The Equity Seller warrants and represents that it is an accredited investor as that term is defined in Rule 501 under the Securities Act and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Buyer Shares.  The Equity Seller is able to hold such shares indefinitely without impairing the Equity Seller’s financial condition. The Equity Seller understands that the Buyer Shares are being offered and issued to it in reliance on specific exemptions from the registration requirements of the Securities Act and state securities laws and that the Buyer is relying in part upon the truth and accuracy of, and such Seller’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Seller set forth herein in order to determine the availability of such exemptions and the eligibility of such Seller to acquire the Buyer Shares.

(b)           The Buyer Shares are being acquired by the Equity Seller for its own account, for investment only and not being acquired with a view to or for the resale, in connection with, any distribution thereof.   Except for Permitted Transfer (as defined below), the Equity Seller agrees not to sell, hypothecate or otherwise dispose of its Buyer Shares unless they have been registered under the Securities Act or in the opinion of counsel to the Buyer, an exemption therefrom is available. “Permitted Transfers” include (i) a transfer not involving a change in beneficial ownership, as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or (ii) in transactions involving the distribution of Buyer Shares by the Equity Seller to (x) a parent, subsidiary or other affiliate of Equity Seller that is a corporation, or (y) any of its partners, members or other equity owners, or retired partners, retired members or other equity owners, or to the estate of any of its partners, members or other equity owners or retired partners, retired members or other equity owners, or (iii) transfers in compliance with Rule 144(k), as long as the Buyer is furnished in advance with satisfactory evidence of compliance with such rule.

(c)           Buyer has made available to the Equity Seller the opportunity to ask questions of and receive answers from Buyer concerning the business of Buyer and the terms and conditions under which Buyer Shares will be issued to it and to obtain any additional information which Buyer possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of information furnished in connection with this Agreement or in response to any request for information. The foregoing, however, does not limit or modify the representations and warranties of the Buyer in Article IV of this Agreement or the right of the Equity Seller to rely thereon.

(d)           The Equity Seller agrees that, so long as required by law, certificates evidencing its Buyer Shares shall bear a legend as set forth in Section 2.3(b) until such time as the resale of the Buyer Shares has been registered under the Securities Act as contemplated by the Registration Rights Agreement (as defined below in Section 6.7(a)).  The foregoing legend shall be removed and Buyer shall issue a certificate without such legend to the holder of the Buyer Shares upon which it is stamped, if, unless otherwise required by state securities laws, (i) such Buyer Shares are registered for resale under the Securities Act, (ii) in connection with a sale, assignment or other transfer, such holder provides the Buyer reasonable assurance that the sale, assignment or transfer of the Buyer Shares may be made without registration under the applicable requirements of the Securities Act, or (iii) such holder provides the Buyer with reasonable assurance that the Buyer Shares can be sold, assigned or transferred pursuant to Rule 144(k) of the Securities Act.

ARTICLE VI

COVENANTS

6.1           Further Assurances.  Sellers shall execute and deliver to Buyer, at Closing or thereafter, any other instrument which may be requested by Buyer and which is reasonably appropriate to perfect or evidence any of the transactions contemplated by this Agreement or to transfer any of the Shares after Closing.  Buyer shall execute and deliver to Sellers, at Closing or thereafter, any other instrument that may be requested by Sellers, and which is reasonably appropriate to perfect or evidence any of the transactions contemplated by this Agreement.

6.2           Tax Returns.  Buyer shall duly prepare and file or cause to be prepared and filed all required Tax Returns related to Taxes of any nature with respect to Enable or the Business for all periods ending after the Closing Date and pay all Taxes due with respect to such periods.

6.3           Transition Cooperation; Mail Received After Closing.  Sellers agree to reasonably cooperate with Buyer to facilitate the transition of ownership of Enable and the Business to Buyer.  Following the Closing, Buyer may receive and open all mail addressed to Sellers which on it face relates to Enable or the Business, and, to the extent that such mail and the contents thereof relate to Enable or the Business, deal with the contents thereof at its discretion.  Buyer shall promptly notify Sellers and provide Sellers the originals of any mail that on its face obliges Sellers to take any action or indicates that action may be taken against Sellers and any mail applicable solely to Sellers.

6.4           Confidentiality.  Sellers will treat and hold as confidential all information concerning Enable and the Business that is not already generally available to the public (“Confidential Business Information”), and shall refrain from using any of the Confidential Business Information except in connection with this Agreement or as may be required to be disclosed by applicable law or administrative or legal process or pursuant to any securities exchange rules.  Notwithstanding the foregoing, the Equity Seller may disclose Confidential Business Information to any affiliate, employee, partner, limited partner, member, subsidiary or parent of the Equity Seller for the purpose of evaluating its investment in Enable and the transaction described in this Agreement.  “Confidential Business Information” shall not include any information which (i) is already generally available to the public, (ii) is lawfully disclosed to the Sellers by a third party who at the time of such disclosure was, to the knowledge of the Sellers not bound by any confidentiality agreement, (iii) becomes publicly known and made generally available through no action or inaction of Sellers, (iv) is independently developed by Sellers without use of or reference to the Confidential Business Information, as shown by documents and other competent evidence in the Seller’s possession.  In the event that a Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Business Information, such Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order.  Subject to the foregoing sentence, such Seller may furnish that portion of the Confidential Business Information that the Seller is legally compelled or is otherwise legally required to disclose; provided, however, that the Seller provides such assistance as the Buyer may reasonably request in obtaining such order or other relief.  Notwithstanding anything herein to the contrary, the Parties agree and acknowledge that each Party (and each employee, representative, or other agent of each Party) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to each Party relating to such tax treatment or tax structure (provided that the confidentiality provisions of this Agreement shall continue to apply to information that is irrelevant to understanding the tax treatment or tax structure of the transactions contemplated hereby and thereby).

6.5           Public Announcements.  Neither Buyer, Sellers nor Enable shall make any press release or public announcement concerning the existence of this Agreement or the transactions contemplated hereby, except with the written consent of the other Parties and except as and to the extent that any such Party shall be so obligated by law or administrative or legal process, in which case the other Parties shall be advised and the Parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued. The foregoing shall not preclude disclosures by Buyer necessary to comply with SEC disclosure obligations nor communications between Sellers and any of their Affiliates.

6.6           Sales and Transfer Tax Expenses.  If the transactions contemplated by this Agreement are not exempt from sales and use taxes and other transfer taxes, Buyer shall pay such taxes and any and all recording fees imposed upon the transfer of the Shares hereunder and the filing of any instruments.

6.7           Registration of Stock Consideration.

(a)           Registration.  Subject to the terms of a Registration Rights Agreement entered into as of the Closing Date in the form as attached hereto as Exhibit C (the “Registration Rights Agreement”) by and between Buyer and Equity Seller, Buyer shall file a registration statement under the Securities Act with respect to the resale of Buyer Shares comprising the Stock Consideration and the Shortfall Stock (as defined below) on Form S-1 or S-3 or any other appropriate form for the general registration of securities.

(b)           Shortfall Stock.  In the event the value of the Stock Consideration on the Anniversary Date, calculated by (x) multiplying the Anniversary Average Sales Price by the number of shares of the Stock Consideration that are owned and held by the Equity Seller as of the Anniversary Date, (y) plus the gross proceeds of any shares comprising the Stock Consideration which were sold after the termination of the Lock-up Period (the “Aggregate Value”), is less than $2,000,000, Buyer shall deliver such number of additional shares of Buyer’s Class A Common Stock to Equity Seller having an aggregate value which shall be equal to the difference of $2,000,000 and the Aggregate Value (the “Shortfall Stock”) divided by the Anniversary Average Sales Price.  Buyer shall deliver or cause to be delivered a stock certificate evidencing the Shortfall Stock to Equity Seller within five (5) business days of the Anniversary Date.  For purposes hereof, “Anniversary Date” refers to the day which is 360 days from the Closing Date.  “Anniversary Average Sales Price” is defined as the average closing price of Buyer’s Class A Common Stock for the ten trading days ending on the last trading day immediately prior to the Anniversary Date.

(c)           Notice of Sales.  In order to assist in insuring compliance with applicable securities laws, one business day prior to any sale of the Buyer Shares by Equity Seller, Equity Seller shall give Buyer written notice (the “Proposed Sale Notice”) of such proposed sale, including the number of shares (the “Offered Shares”), proposed sale price and date or dates of such sale, and for a period of two business days after receipt of the Notice (the “Notice Period”). Equity Seller shall permit Buyer to purchase such Offered Shares or any part thereof at the same price per share and on the same terms as proposed by Equity Seller in the Proposed Sale Notice (the “Right of First Refusal”).  If Buyer exercises its Right of First Refusal it shall provide written notice to Equity Seller that it has exercised its Right of First Refusal (the “Exercise Notice”) and Buyer shall specify in the Exercise Notice the number of the Offered Shares to be purchased by Buyer (the “Exercised Shares”).  If Buyer does not provide written notice to Equity Seller that it has exercised its Right of First Refusal prior to the expiration of the Notice Period then Equity Seller may freely sell the Offered Shares.  The Buyer shall effect the purchase of the Exercised Shares, including the payment of the purchase price for such Exercise Shares, within ten business days after the delivery of the Exercise Notice (the “Payment Period”).  Payment of the purchase price for the Exercised Shares will be made by cash or wire transfer.  If the Buyer has not paid the purchase price for the Exercised Shares to Equity Seller within the Payment Period then Buyer, in addition to the Offered Price for the Exercised Shares, shall pay Equity Seller an amount equal to 1% of the aggregate purchase price for the Exercised Shares for each day after the Payment Period that Buyer has failed to pay Equity Seller the purchase price for the Exercised Shares.  For purposes of calculating the Aggregate Value in accordance with Section 6.7(b), Equity Seller shall give Buyer written notice of the number of shares sold and the gross sales price and gross proceeds of such sale within 5 business days after any sale of the Buyer Shares by Equity Seller.  Buyer shall have the right to assign its rights to acquire the Exercised Shares to one or more assignees of Buyer, in which case such assignee(s) shall perform Buyer’s obligations hereunder with respect to such acquisition.

6.8           Lock-Up.  For a period of one hundred eighty (180) days from the date hereof (the “Lock-up Period”), Equity Seller agrees not to sell, pledge, or otherwise transfer or dispose of, directly or indirectly, any of the Buyer Shares comprising the Stock Consideration without the prior written consent of Buyer.  Notwithstanding the foregoing and provided that the transferee agrees to be bound by the provisions of this Section 6.8, Equity Seller may transfer the Buyer Shares prior to the expiration of the Lock-up Period if such transfer constitutes a Permitted Transfer as defined in Section 5.6(b) hereof.

ARTICLE VII

CLOSING DELIVERIES

7.1           Deliveries by Sellers.  At the Closing, Sellers or Enable, where applicable, will deliver or will cause to be delivered to Buyer:

(a)         Stock certificates representing all of the Shares duly endorsed in blank or accompanied by stock powers duly executed in favor of the Buyer;

(b)        Good standing certificates, or certificates of existence where applicable, relating to Enable from the Secretary of State of Delaware and each other jurisdiction in which Enable is conducting the Business;

(c)         A Secretary’s Certificate of Enable attesting to the incumbency of the officers executing this Agreement, resolutions authorizing the transaction and other certificates and agreements delivered by Enable at Closing;

(d)        A certificate executed in the name of and on behalf of Enable by the Chief Executive Officer and the Chief Financial Officer of Enable, in their capacity as officers and not in their capacity as individuals, to the effect that the Financial Statements fairly represent in all material respects the financial position of Enable and the results of operations and cash flows as of and for the periods indicated therein;

(e)         Original of the Registration Rights Agreement duly executed by Equity Seller;

(f)         Original of the Bills of Sales duly executed by each of the Sellers, RMC Capital, LLC and Bruce Haber in the form of Exhibit D; and

(g)        Resignations of the current officers and directors of Enable, in a form reasonably acceptable to Buyer, listed on Schedule 7.1(g) attached hereto.

7.2        Deliveries by Buyer.  At the Closing, Buyer will deliver or cause to be delivered to Sellers:

(a)         A good standing certificate relating to Buyer from the Secretary of State of the State of Delaware;

(b)        A Secretary’s Certificate of Buyer attesting to the incumbency of the officers executing this Agreement and the other agreements contemplated hereby, resolutions authorizing the transaction and the other certificates and agreements delivered by Buyer at the Closing;

(c)         Original of the Registration Rights Agreement duly executed by Buyer;

(d)        The Cash Consideration in immediately available funds in accordance with Section 2.2; and

(e)         The stock certificate evidencing the Stock Consideration issued in accordance with Section 2.3 hereof.

ARTICLE VIII

SURVIVAL AND LIABILITY

8.1           Survival of Representations and Warranties.  The representations and warranties of Sellers and Buyer contained in Article III, Article IV and Article V of this Agreement shall survive the Closing until the date 18 months after the Closing Date; provided, however, that the representations and warranties contained in Section 3.15 (Taxes) shall survive until 30 calendar days after the expiration of the applicable statute of limitations governing such claims.  If written notice of a claim has been given prior to the expiration of the applicable survival period, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

8.2           Seller Liability.

(a)           Sellers shall severally indemnify and hold harmless Buyer and its Affiliates, for any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred (hereinafter a “Loss”) by any indemnified party by reason of, resulting from, or arising out of any misrepresentation or breach of any representation or warranty made by Sellers contained in Article III or Article V hereof.  In no event shall any Seller be liable for a breach by any other Seller of any representation or warranty made under Article III or Article V hereof or breach of any covenants or other obligations under this Agreement. In no event shall any Seller be liable for any Losses in excess of its percentage interest in the Shares as set forth on Exhibit A hereto in the event of any misrepresentation or breach of any representation or warranty made by Sellers contained in Article III or Article V of this Agreement or breach of any covenants or other obligations under this Agreement.

(b)           Notwithstanding anything herein to the contrary, the Buyer shall not be entitled to recover damages for any breach of representation, warranty, covenant or other obligation under this Agreement unless and until the aggregate amount of all Losses asserted pursuant to this Agreement exceeds the sum of $50,000 (the “Deductible”), provided that (i) if such claims exceed the Deductible in the aggregate, the Buyer shall be entitled to recover the entire amount of all Losses asserted, and (ii) no Deductible shall apply to: (A) any claim based on a fraudulent representation or warranty, or (B) any breach of the representations in Section 3.15 (Taxes).

(c)           Notwithstanding anything herein to the contrary, in no event shall the aggregate amount of Losses payable by any Seller exceed the consideration paid to such Seller under Article II of this Agreement.

(d)           Notwithstanding anything herein to the contrary, for so long as Equity Seller owns Buyer Shares, Equity Seller may at its option pay any Loss for which it is liable under this Article VIII in cash or by delivery of Buyer Shares.  In the event Equity Seller chooses to deliver Buyer Shares with respect to such Loss then Equity Seller shall deliver to Buyer, or Buyer’s Affiliates if applicable, that number of Buyer Shares equal to the amount of such Loss divided by FMV.  For purposes of this Section 8.2(d), “FMV” means the closing price of Buyer’s Class A Common Stock on the NASDAQ Capital Market on the last trading day immediately prior to the delivery of the Buyer Shares to Buyer pursuant to this Section 8.2(d).

(e)           In the event of any claim by Buyer for damages attributable to a breach of any representation or warranty by Sellers, Buyer shall provide prompt written notice thereof to Sellers and provide Sellers the opportunity to control the defense of any such matter at their own expense.

ARTICLE IX

NON-SOLICITATION AND NONDISCLOSURE

9.1           Non-Solicitation.  Major Stockholders (as defined below) agree that, for a period of 24 months after the Closing Date, they will not in any way, directly for itself, or on behalf of or in conjunction with any other Person:

(a)           solicit or divert or attempt to solicit or divert any customer served by Enable prior to the date hereof for the purpose of competing with the Business;

(b)           solicit or divert or attempt to solicit or divert any prospective customer to which a written or oral proposal was submitted by Enable during the 12 month period prior to the date hereof for the purpose of competing with the Business; or

(c)           solicit or attempt to solicit any employee or independent contractor of Enable or Buyer, other than Richard Cohan, either to work for any person or entity whether or not competing with the Business.

For purposes of this Article IX, “Major Stockholders” shall mean Crossbow Venture Partners, LP and Robert Priddy.

9.2           Remedies.

(a)         Major Stockholders acknowledge that any violation of this Article IX will cause irreparable harm to Buyer and that damages are not an adequate remedy.  Major Stockholders therefore agree that Buyer shall be entitled to injunctive relief enjoining, prohibiting and restraining the applicable Major Stockholder from the continuance of any such violation, in addition to any monetary damages that might occur by reason of a violation of Article IX of this Agreement or any other remedies at law or in equity, including, without limitation, specific performance.

(b)        Any damages to Buyer from any violation of this Article IX by a Major Stockholder may be satisfied by an offset to any portion of the Purchase Price owed to such Major Stockholder or the refund of any portion of the Purchase Price previously paid to such Major Stockholder.

9.3           Independent Covenants.  The covenants set forth in this Article IX are and shall be deemed and construed as separate and independent covenants.  Should any part or provision of such covenants be held invalid, void or unenforceable by any court of competent jurisdiction, such invalidity or unenforceability shall not render invalid, void or unenforceable any other part or provision thereof.  Specifically, and without limiting the generality of the foregoing, if any portion of this Article IX is found to be invalid by a court of competent jurisdiction because its duration and/or the restricted activities are invalid or unreasonable in scope, such duration and/or restricted activity, as the case may be, shall be redefined by consideration of the concerns and needs of Buyer’s business interests such that the intent of Buyer, in consummating the transactions contemplated by this Agreement, will not be impaired and shall be enforceable to the fullest extent permissible under applicable laws.

9.4           Acknowledgment.  Major Stockholders agree and acknowledge that the covenants contained herein are provided in connection with the sale of a business by Major Stockholders to Buyer.  Major Stockholders acknowledge that the consideration provided under this Agreement is good and adequate consideration for the covenants given herein.  Major Stockholders acknowledge the reasonableness of the term and scope of the covenants set forth in this Article IX, and agrees that it will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set herein.

ARTICLE X

GENERAL PROVISIONS

10.1         Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon delivery) by delivery in person, by telecopy or facsimile with a confirming copy sent overnight by a nationally recognized courier service, by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized courier service to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.1):

if to Buyer:

Internet Commerce Incorporation
6025 The Corners Parkway, Suite 100
Norcross, Georgia 30092
Attention:  Chief Executive Officer
Telecopier:  (678) 291-9610

and

Morris, Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, N.E.
Atlanta, Georgia  30326
Attention:  Larry W. Shackelford, Esq.
Telecopier:  404-365-9532

if to Enable:

665 Broadway
New York, New York  10012
Attention:  President
Telecopier:  212-477-6207

with copies to:

Fox Horan & Camerini LLP
825 Third Avenue

New York, New York  10022
Attention:  Rafael A. Ginebra, Esq.
Telecopier:  212-269-2383

if to Sellers:  to the addresses and facsimile numbers specified on Exhibit A to this Agreement.

10.2         Expenses.  Except as otherwise provided herein, expenses, including the fees of any attorneys, accountants, investment bankers or others engaged by a Party, incurred in connection with this Agreement and the transactions contemplated hereby, shall be paid by the Party incurring such expenses whether or not the transactions contemplated by this Agreement are consummated.  Notwithstanding the foregoing, all fees of investment bankers and attorneys engaged by Enable shall be borne by Enable prior to Closing, or alternatively, be paid from the Reserved Consideration.

10.3         Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner to the fullest extent permitted by applicable law.

10.4         Assignment; Binding Effect; Benefit.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.  Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

10.5         Incorporation of Exhibits.  The schedules and exhibits attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein.

10.6         Governing Law and Jurisdiction.  The validity, interpretation and performance of this Agreement and any dispute connected herewith shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to its conflicts of laws principles.  The Sellers, Enable and Buyer hereby irrevocably submit in any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby or thereby, except those matters required to be submitted to arbitration, to the jurisdiction of the United States District Court for the Northern District of Georgia and the jurisdiction of any court of the State of Georgia located in Gwinnett County, Georgia and waive any and all objections to jurisdiction that they may have under the laws of the State of Georgia or the United States.

10.7         Waiver of Jury Trial; Arbitration.

(a)         Each Party hereto hereby irrevocably waives all right to trial by jury in any proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any transaction or agreement contemplated hereby or the actions of any Party hereto in the negotiation, administration, performance or enforcement hereof.

(b)        Settlement of disputes arising under this Agreement shall be resolved by arbitration.  Arbitration shall be by a single arbitrator experienced in the matters at issue and selected by Buyer and Sellers in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”).  The arbitration shall be held in such place in the Atlanta, Georgia, metropolitan area as may be specified by the arbitrator (or any place upon which Seller, Enable, Buyer and the arbitrator may agree), and shall be conducted in accordance with the Rules and (regardless of any other choice of law provision in this Agreement) the United States Arbitration Act (9 U.S.C. § 1-16) to the extent not inconsistent with this Agreement.  The decision of the arbitrator shall be in writing and final and binding as to any matters submitted under this Section; and, if necessary, any decision may be entered in any court of record having jurisdiction over the subject matter or over the Party against whom the judgment is being enforced.  The determination of which Party (or combination of them) shall bear the costs and expenses of such arbitration proceeding shall be determined by the arbitrator.  The arbitrator shall have jurisdiction to decide any and all issues presented to it that arise out of or related to this Agreement or the transactions contemplated hereby, including the issue of whether or not the arbitrator has jurisdiction to decide any particular dispute, controversy or claim.  The arbitrator shall have the discretionary authority to award that all or a part of the reasonable attorneys’ fees of one Party in connection with the arbitration shall be reimbursed by another Party.

10.8         Headings; Interpretation.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement

10.9         Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  This Agreement may be executed by any party by delivery of a facsimile signature, which signature shall have the same force as an original signature.  Any party which delivers a facsimile signature shall promptly thereafter deliver an originally executed signature to the other parties; provided, however, that the failure to deliver an original signature page shall not affect the validity of any signature delivered by facsimile.  Facsimile or photocopied signature shall be deemed to be the functional equivalent of an original for all purposes.

10.10       Entire Agreement.  This Agreement (including the schedules and exhibits) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the Parties with respect thereto.

10.11       No Third-Party Beneficiaries.  No Person not a Party to this Agreement shall have rights under this Agreement as a third-party beneficiary or otherwise.

10.12       Amendments and Waivers.  This Agreement may be amended by the parties only by an instrument in writing signed by all of Buyer and each of the Major Stockholders, provided such amendment does not disproportionately prejudice other Sellers.  Any term or provision of this Agreement may be waived in writing at any time by the Party that is entitled to the benefits thereof, provided that the Major Stockholders may waive any term or provision of this Agreement on behalf of all the Sellers as long as such waiver does not disproportionately prejudice the other Sellers.

10.13       No Rule of Construction.  All of the Parties have been represented by counsel in the negotiations and preparation of this Agreement; therefore, this Agreement will be deemed to be drafted by each of the Parties, and no rule of construction will be invoked respecting the authorship of this Agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have executed this Agreement under seal on the date first above written.

BUYER:

INTERNET COMMERCE INCORPORATION

By:	/s/ Thomas J. Stallings
Name:	Thomas J. Stallings
Title:	CEO

ENABLE CORP.

By:	/s/ Richard S. Cohan
Name:	Richard S. Cohan
Title:	CEO

IN WITNESS WHEREOF, the Parties have executed this Agreement under seal on the date first above written.

SELLERS: CROSSBOW VENTURE PARTNERS, LP, A DELAWARE LIMITED PARTNERSHIP		AFAC EQUITY, L.P.

		By:	/s/ Brian M. Feuer
By: Crossbow Venture Partners Corp., as its		Name:	Brian M. Feuer
general partner		Title:	Portfolio Manager, Attorney-in-Fact
For AFAC Equity, L.P.
By:	/s/ Matthew Shaw
Matthew Shaw, authorized representative

COMVEST VENTURE PARTNERS, LP		ROBERT BACCHI

By:	/s/ Cecilio M. Rodriquez	By:	Robert Bacchi
Name:	Cecilio M. Rodriquez
Title:	CFO

CHESED CONGREGATIONS OF AMERICA		ROBERT PRIDDY

By:	/s/ Abraham Wolfson	By:	Robert Priddy
Name:	Abraham Wolfson
Title:	President

ELI LEVITEN		RICHARD S. COHAN

By:	/s/ Eli Leviten	By:	Richard S. Cohan

JACOB SAFIER		SHEA VENTURES, LLC

By:	Jacob Safier	By:	/s/ Ronald L. Lakey
		Name:	Roland L. Lakey
		Title:	Manager

Exhibit A

Seller Name	Number of Enable Shares	Ownership Percentage	Allocated Cash Consideration	Contact Address

Robert Priddy	214,111	26.6%		Comvest Venture Partners, LP One North Clematis Street, Suite 300 West Palm Beach, FL 33401
Crossbow Venture Partners, LP	272,250	33.8%	N/A	Crossbow Venture Partners, LP One North Clematis Street, Suite 510 West Palm Beach, FL 33401-5523 Attention: Matthew Shaw facsimile: (561) 838-4105
Comvest Venture Partners, LP	45,076	5.6%		West Palm Beach Office One North Clematis Street, Suite 300 West Palm Beach, FL 33401
Shea Ventures, LLC	146,497	18.2%
Jacob Safier	30,426	3.8%
Chesed Congregations of America	80,010	9.9%
Eli Leviten	2,254	0.3%
Robert Bacchi	7,500	0.9%
Richard S. Cohan	2,500	0.3%
AFAC Equity, L.P.	4,350	0.5%

Schedule 7.1(g) Resignations of Current Officers and Directors of Enable

Richard S. Cohan

Matthew Shaw

Mark O. Lama

Robert Bacchi